WEINBERG & COMPANY, P.A.
CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Klein Retail Centers, Inc.

We consent to the incorporation in the Registration Statement on Form S-11 of our report dated March 2, 2009 relating to the consolidated financial statements of Klein Retail Centers, Inc. as of December 31, 2008 and 2007 and for the years then ended, such Form S-11 filed with the Securities and Exchange Commission on or about June 23, 2009.

Weinberg & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
June 23, 2009

6100 Glades Road • Suite 314
Boca Raton, Florida 33434
Telephone: 561.487.5765
Facsimile: 561.487.5766

1925 Century Park East • Suite 1120
Los Angeles, California 90067
Telephone: 310.601.2200
Facsimile: 310.601.2201
www.cpaweinberg.com

Room 2707, 27/F
Shui On Centre • 6-8 Harbour Road
Wanchai, Hong Kong, P.R.C.
Telephone: 852-2780-7231
Facsimile: 852-2780-8717